Exhibit 99.1

 FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311
Iselin, NJ 08830
www.pharmoscorp.com

Pharmos Completes Private Placement – Raises $1.8 Million

Iselin, NJ, April 21, 2009 - Pharmos Corporation (OTCBB – PARS.PK) announced today that it has completed a private placement of common stock and warrants.  At the closing, the Company issued 18,000,000 shares of common stock and warrants exercisable for an additional 18,000,000 shares of common stock for an aggregate purchase price of $1,800,000.  The exercise price of the warrants, which have a five-year term, is $0.12 per share.

The three purchasers were two existing investors in the Company, Venrock Associates (which is affiliated with Anthony B. Evnin, a Director of the Company) and New Enterprise Associates (which is affiliated with Charles W. Newhall, III, a Director of the Company), and a trust affiliated with Robert F. Johnston (the Company’s Executive Chairman of the Board of Directors).  With respect to the private placement of the securities sold, the Company relied on the exemption from registration under the Securities Act of 1933, as amended (the “Act”) provided by Rule 506 under the Act, given the number of, and nature of, the investors.

In addition, Venrock Associates, New Enterprise Associates and Mr. Johnston agreed to convert at the closing the Company’s 10% Convertible Debentures due November 1, 2012 held by them, comprising an aggregate of $3,000,000 in principal amount, at a conversion price of $0.275 per share.  Accrued but unpaid interest on their debentures, aggregating $80,403, was also converted at the closing, at a conversion price of $0.34 per share.  An aggregate of 11,145,569 shares was issued at the closing upon conversion of the principal and accrued but unpaid interest on the debentures.

The proceeds from the private placement will be used to fund completion of the ongoing Dextofisopam Phase 2b trial and company operations through 2009.  If the trial is successful, this financing would also support additional efforts to negotiate a strategic partnership or license arrangement with a pharmaceutical company.  This is consistent with Pharmos' strategy as previously communicated, since the Company does not have the resources to continue to develop Dextofisopam through a Phase 3 trial.

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About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications including specific diseases of the nervous system such as disorders of the brain-gut axis (IBS), pain/inflammation, and autoimmune disorders. The Company's lead product in development, dextofisopam, is undergoing Phase 2b testing in IBS patients. Dextofisopam has completed a Phase 2a IBS study in which it demonstrated a statistically significant effect compared to placebo on the primary efficacy endpoint of adequate relief (n=141, p=0.033). The Company also has a proprietary technology platform focusing on discovery and development of synthetic cannabinoid compounds with a focus on CB2 receptor selective agonists. Various CB2-selective compounds from Pharmos' pipeline have completed preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and other disorders. These are available for licensing / partnering. On February 18, 2009, Pharmos Corporation and its Israeli subsidiary, Pharmos Ltd., entered into an Asset Purchase Agreement with Reperio Pharmaceuticals Ltd. for the sale of the patent rights and technical know-how related to the compound known as PRS-639,058 and certain follow-on molecules.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts
Pharmos U.S.
S. Colin Neill, President & CFO
(732) 452-9556